THIS SECURITY IS NOT A SAVINGS ACCOUNT OR DEPOSIT AND IT IS NOT INSURED BY THE FEDERAL SAVINGS AND LOAN INSURANCE CORPORATION.

THIS SECURITY IS NOT ELIGIBLE FOR PURCHASE BY ANY INSTITUTION WHOSE ACCOUNTS ARE INSURED BY THE FEDERAL SAVINGS AND LOAN INSURANCE CORPORATION OR A CORPORATE AFFILIATE THEREOF, EXCEPT THAT THIS SECURITY MAY BE PURCHASED BY A CORPORATE AFFILIATE OF THE ISSUER OR BY ANY DIVERSIFIED SAVINGS AND LOAN HOLDING COMPANY AND ANY NON-INSURED INSTITUTION SUBSIDIARY THEREOF. BY ACCEPTING THIS SECURITY, THE HOLDER REPRESENTS THAT IT IS NOT, AND IF THE BENEFICIAL OWNER IS NOT THE REGISTERED HOLDER, THAT THE BENEFICIAL OWNER IS NOT, SUCH AN INSURED INSTITUTION OR CORPORATE AFFILIATE THEREOF (EXCEPT AS PROVIDED IN THE PRECEDING SENTENCE).


                CALIFORNIA FEDERAL SAVINGS AND LOAN ASSOCIATION
                            5670 Wilshire Boulevard
                         Los Angeles, California 90036
                ------------------------------------------------


                                NOTE AGREEMENT

                                  $50,000,000
            10.668% Senior Subordinated Notes Due December 22, 1998
            -------------------------------------------------------


December 12, 1988

County of Los Angeles
Hall of Administration
500 West Temple Street, Room 432
Los Angeles, California  90012
Attention: Treasurer and Tax
           Collector/Public Finance

Ladies and Gentlemen:

                  California Federal Savings and Loan Association, a federally-chartered savings and loan association (the "Association") hereby agrees with you as follows:

SECTION 1.        PURCHASE AND SALE OF NOTES

         1.1      Issuance of Notes.

                  The Association will authorize the issuance of $50,000,000 aggregate principal amount of its 10.668% Senior Subordinated Notes Due December 22, 1998 (the "Notes") which may be issuable in denominations of $5,000,000 and integral multiples of $5,000,000. The form of the Note will be as set out in Attachment A.

         1.2      The Closing.

                  The Association agrees to sell to you and you agree to purchase from the Association, in accordance with the provisions of this Agreement, Notes in the principal amount of $50,000,000. The closing of your purchase will be held at 11:00 a.m. local Los Angeles time on December 22, 1988 (the "Closing Date") at the offices of The First Boston Corporation, 333 South Grand Avenue, Suite 2200, Los Angeles, California 90071, or on such other date as has been agreed by all of the parties hereto. On the Closing Date, the Association will deliver to you, unless you otherwise request, Notes in the principal amount of $50,000,000, dated the Closing Date and payable to you, against payment in Los Angeles by wire transfer of immediately available funds.

         1.3      Expenses.

                  If the Notes are sold, the Association will pay all expenses relating to the preparation of this Agreement, including the cost of reproducing this Agreement and the Notes, the fees and disbursements of your counsel and out-of-pocket expenses incurred by The First Boston Corporation in its capacity as the placement agent of the Notes (the "Placement Agent"); provided, however, that the Association shall not be liable for the payment of the fees of your counsel and the out-of-pocket expenses incurred by the Placement Agent which exceed, in the aggregate, $25,000.

         1.4      Representations.

                  To induce you to enter into this Agreement and to purchase the Notes, the Association warrants and represents to you that:

                  (a) Organization, etc. The Association is a federally-chartered savings and loan association duly organized, validly existing and in good standing under the laws of the United States and is duly authorized, qualified, and licensed to do business in the jurisdictions in which its ownership of property or conduct of business legally requires such authorization, qualification, or license except where the consequence of failure of such authorization, qualification, or license would not materially adversely affect the business, assets or condition (financial or otherwise) of the Association and subject to the preceding qualification, has full corporate power to own its properties and assets and to conduct its business as presently conducted. The Association's deposits are insured up to the prescribed limits by the FSLIC, and it is a member of the Federal Home Loan
Bank of San Francisco.

                  (b) Capacity; No Defaults. The Association has full corporate power to execute and deliver, and to perform and observe the provisions of this Agreement and the Notes and to carry out the transactions contemplated hereby and thereby. No event has occurred and no condition exists which, upon the issuance of the Notes, would constitute an Event of Default or any other violation of this Agreement.

                  (c) Authority and Enforceability. The execution, delivery and performance by the Association of this Agreement and the Notes have been duly authorized by all necessary corporate action, and when executed and delivered by the Association hereunder, this Agreement and the Notes will constitute legal, valid and binding obligations of the Association enforceable against the Association in accordance with their respective terms. No approval of any court or governmental agency with respect to the execution and delivery by the Association of this Agreement and the Notes is required except the approval of the FHLBB pursuant to FHLBB Regulation 563.8-1 (12 C.F.R. Section 563.8-1), which approval has been sought by the Association. It is acknowledged that this approval will not be obtained prior to the Closing Date and that it is not a condition to closing.

                  (d) Compliance with Other Instruments. The execution and delivery of this Agreement and the Notes and compliance with their terms will not result in a breach of any of the terms or conditions of, or result in the imposition of any lien, charge or encumbrance upon any assets of the Association pursuant to, or constitute a default (with due notice or lapse of time or both) or result in the occurrence of an event for which any holder or holders of any Indebtedness may declare the same due and payable under, any indenture, agreement, order, judgment or instrument under which the Association is a party or by which the Association or its Property may be bound or affected, or under the charter documents or bylaws of the Association, and will not violate any existing law, decree, judgment, order, rule, or regulation applicable to the Association.

                  (e)      Financial Statements.

                           A.       The Association has furnished to you (i) the
audited consolidated financial data for the Association for fiscal years 1985 through 1987, (ii) the Association's Form 10 filed with the FHLBB and declared effective November 7, 1988 and (iii) the Association's unaudited interim financial reports for the periods ending March 31, 1988, June 30, 1988 and September 30, 1988. Such financial information is complete and correct and, except that the unaudited financial statements referred to in clause
(iii) above are subject to normal year-end audit adjustments, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis for the periods involved and fairly present the financial condition of the Association and its Subsidiaries as a whole as of the dates set forth therein and the results of their operations for the periods covered thereby.

                           B.       Neither the Association nor any of its
Subsidiaries has any material contingent or secondary Indebtedness other than as indicated on the consolidated balance sheets of the Association.

                  (f) Changes in Condition. Since September 30, 1988, there has been no material adverse change in the business, assets or financial condition of the Association and its Subsidiaries taken as a whole and, since such date, the Association and its Subsidiaries taken as a whole have not been materially adversely affected as the result of any fire, explosion, accident, flood, strike, lockout, riot, civil disturbance, sabotage, confiscation, condemnation or purchase of any Property by governmental authority, activities of armed forces or acts of God or the public enemy, or other event or development.
Since September 30, 1988, neither the Association nor any of its Subsidiaries has entered into any transaction outside the ordinary course of business that materially adversely affects the business, assets or financial condition of the Association, and since that date the Association has not declared or paid any dividend on, or made any distribution with respect to its capital stock.

                  (g) Litigation, Etc. There are no actions, suits or proceedings pending, or to the knowledge of the Association threatened, against or affecting the Association, at law or in equity, which will have a material adverse effect upon the financial condition or results of operation of the Association when taken as a whole and the disposition of all litigation currently pending (or, to the knowledge of the Association, threatened) to which the Association is (or could be) a party or of which any of its property or assets is subject will not have a material adverse effect upon the financial condition or results of operation of the Association when taken as a whole. The Association is not in violation or default with respect to any applicable laws or regulations which materially affect the operations or financial condition of the Association, nor is it in violation or default with respect to any order, writ, injunction, demand or decree of any Person or in violation or default (nor is there a waiver in effect which, if not in effect, would result in a violation or default) in any material respect under any indenture, agreement or other instrument under which the Association is a party or may be bound, upon a default under which there could be consequences that would materially and adversely affect the business, assets or financial condition of the Association.

                  (h) Taxes. The Association has filed or caused to be filed all tax returns which are required to be filed by it, pursuant to the laws, regulations or orders of each Person with taxing power over the Association and its assets. The Association has paid, or made provision for the payment of, all taxes, assessments, fees and other governmental charges which have or may have become due pursuant to said returns, or otherwise or pursuant to any assessment received by the Association, except such taxes, if any, as are being contested in good faith and as to which adequate reserves (determined in accordance with generally accepted accounting principles) have been provided. Federal income tax returns of the Association have been audited by the Internal Revenue Service or the statute of limitations has expired for all years to and including the fiscal year ended 1981, and the results of such settlement are or will be properly reflected in the consolidated financial statements referred to in Section 1.4(e). The charges, accruals and reserves in respect of taxes on the books of the Association are sufficient to comply with generally accepted accounting principles. The Association knows of no proposed material tax assessment against it, and no extension of time for the assessment of federal, state or local taxes of the Association is in effect or has been requested.

                  (i) Lawful Use of Proceeds; Regulations. All proceeds of the Notes shall be used by the Association for general corporate purposes.

                  (j) Private Sale. Except for having offered to sell the Notes to you, neither the Association nor anyone authorized to act on its behalf has, either directly or indirectly, sold, offered to sell, or solicited offers to purchase any of the Notes or similar instruments or taken or allowed to be taken any other action on behalf of the Association which would subject the Notes to the registration and prospectus requirements of the Securities Act of 1933 as amended, FHLBB regulations, and any applicable state securities or "Blue Sky" laws were the Notes not exempt thereunder, nor will the Association make or allow to be made on its behalf such a sale, offer or solicitation or take or allow to be taken on its behalf any such other action.

         1.5      Closing Conditions.

                  Your obligation to purchase the Notes is subject to the satisfaction of each of the following conditions precedent.

                  (a) Note Purchase Agreement; Notes. You shall have received the Agreement and the pertinent Notes duly executed, appropriately completed and delivered by the Association.

                  (b) Opinions of Counsel. You shall have received an opinion of counsel for the Association, that may be in-house counsel, addressed to you and dated the Closing Date and substantially in the form and substance of Attachment B to the Agreement.

                  (c) Representations and Warranties. The representations and warranties contained in Section 1.4 shall be true and correct in all material respects on the Closing Date with the same effect as though made on and as of that date.

                  (d) Compliance with the Agreement. The Association shall have performed and complied with all agreements and conditions contained in the Agreement which are required to be performed or complied with by the Association before or on the Closing Date.

                  (e) Officers' Certificate. You shall have received a certificate dated the Closing Date and signed by the Chief Executive Officer or the Chief Financial Officer of the Association, certifying that the conditions specified in Sections 1.5(c) and 1.5(d) have been fulfilled.

SECTION 2. PAYMENTS

         2.1      Required Payments.

                  (a) Principal. The principal amount of each Note shall be due in full on the Maturity Date.

                  (b) Interest. Each Note shall bear interest on its unpaid principal amount from the Closing Date to the date on which the full amount thereof is repaid at the interest rate for such Note provided in Section 1.1 above. Interest in respect of each of the Notes shall be payable semiannually in arrears on each June 22 and December 22 (or, if any such day is not a Domestic Business Day, on the next succeeding Domestic Business Day unless such succeeding Domestic Business Day falls in a different calendar month, in which case on the immediately preceding Domestic Business Day), commencing on June 22, 1989, and at maturity (whether by acceleration or otherwise), computed on the basis of a 360-day year consisting of twelve (12) months of thirty (30) days each.

                  If the Association defaults in the payment when due (whether by acceleration or otherwise, and before as well as after judgment) of any amount hereunder or under any Note, the Association shall pay interest on such past due unpaid amount, on and after such due date, payable on demand, at a rate per annum with respect to each Note equal to the applicable interest rate for such Note plus one percent.

         2.2      No Optional Prepayments.

                  The Association may not make any prepayments of principal on the Notes.

         2.3      Payment Pro Rata.

                  The amount of each required payment of the Notes will be allocated among all Notes at the time outstanding with respect to which payment is then due in proportion, as nearly as practicable, to the respective outstanding principal amounts of such Notes. You agree that, if you shall obtain payment with respect to any Note held by you in excess of your rightful portion as set forth above through the exercise (subject to Section 8.11 herein) of a right of set-off, banker's lien or counterclaim, or from any other source, you shall promptly purchase from any other Holders of participations in the Notes held by any other Holders in such amounts, and make such other adjustments from time to time, as shall be equitable to the end that all Holders shall share the benefit of such payment pro rata as specified in the preceding sentence; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Holder, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. You further agree that for the purpose of this Section 2.3, all exercises of right of set-off, banker's lien or counterclaim by any Holder shall be deemed to have been made against and in respect of the Note or Notes held by such Holder and not against any other obligation of the Association to it.

         2.4      Subordination.

                  (a) The Indebtedness of the Association evidenced by the Notes is subordinate and junior in right of payment to the Association's obligations to its depositors and to all of the Association's other obligations to its Senior Creditors. The Notes do not limit the creation of additional liabilities of the Association, including Senior Liabilities; provided, however, that the Association may not create liabilities that are both junior to Senior Liabilities and senior in right to payment of the Notes. No payments on the Notes may be made if there shall have occurred and be continuing a default in any payment with respect to Senior Liabilities, or an event of default with respect to any Senior Liabilities permitting the holders thereof to accelerate the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default. In the event of liquidation of the Association, all such obligations (other than Capital Debt) shall be entitled to be paid in full with such interest as may be provided by law before any payment shall be made on account of the principal of or interest on the Notes. After payment in full of all sums owing to depositors and Senior Creditors, the Holders shall be entitled to be paid from the remaining assets of the Association before any payment or other distribution, whether in cash, property or otherwise, shall be made on account of any shares of the Association.

                  (b) In the event of the liquidation of the Association, upon the payment in full of all Senior Liabilities, the holder of the Notes shall be subrogated to the rights of the Senior Creditors to receive payments or distributions, of assets of the Association applicable to Senior Liabilities until the principal of and accrued interest on the Notes shall have been paid in full. No such payments or distributions applicable to Senior Liabilities shall, as among the Association, its creditors (other than the Senior Creditors) and the Holders, be deemed to be a payment by the Association to or on account of the Notes until received by the Holders.

                  (c) These subordination provisions are solely for the purpose of defining the relative rights of the Holders, on the one hand, and the Senior Creditors, on the other hand, and nothing contained herein or elsewhere in this Agreement (other than Section 2.4(a) hereof) or in the Notes is intended to or shall (i) impair as between the Association, its creditors (other than Senior Creditors) and the Holders, the obligation of the Association, which is unconditional and absolute, to pay to the Holders the principal of and interest on the Notes as and when the same shall become due and payable in accordance with their terms, or (ii) affect the relative rights of the Holders and the Senior Creditors, as a group, and other creditors of the Association, or (iii) prevent the Holders, except subject to Section 2.4(a) hereof, from exercising all remedies otherwise permitted by applicable law upon default under the Notes or under this Agreement, subject only to the rights, if any, under California or federal law, of the Senior Creditors in respect of cash, property or securities of the Association payable upon the exercise of any such remedy.

         2.5      Unsecured Obligation.

                  The obligation evidenced by the Notes is unsecured by the assets of the Association, or any of its Affiliates and is ineligible as collateral for any loan by the Association.

SECTION 3.  INFORMATION AS TO ASSOCIATION

         3.1      Financial and Business Information.

                  The Association will deliver to you, if at the time you or your nominee hold, any Notes, and to any other Holder:

                  (a) Financial Statements -- promptly upon their becoming available, one copy of the Forms 10-K and 10-Q filed by the Association with the FHLBB and one copy of the Forms 10-K, 10-Q and 8-K filed by CalFed Inc., the owner of all of the outstanding capital stock of the Association ("CalFed"), with the Securities and Exchange Commission and CalFed's proxy statements distributed to CalFed's stockholders;

                  (b) Notice of Default -- immediately upon becoming aware of the existence of any Incipient Default or Event of Default, a notice describing its nature;

                  (c) Notice of Claimed Default -- immediately upon becoming aware that the holder of any Note or of any other evidence of Indebtedness of the Association has given notice (whether written or oral) with respect to a claimed default, breach, or Event of Default, a notice describing the notice given (whether written or oral) and the nature of the claimed default, breach, or Event of Default; and

                  (d) Requested Information -- with reasonable promptness, any other data and information which may be reasonably requested related to the Association's financial position from time to time by any Person or Persons holding Notes.

         3.2      Officer's Certificates.

                  With each set of financial statements delivered pursuant to
Section 3.1(a) and 3.1(b), the Association will deliver a certificate, signed by its Chief Executive Officer, or its Chief Financial Officer or any Executive or Senior Vice President, setting forth:

                  (a) Covenant Compliance -- the information required in order to establish compliance with Section 4 during the period covered by the income statements then being furnished; and

                  (b) Event of Default -- that the signer has reviewed the relevant terms of this Agreement and has made, or caused to be made, under the signer's supervision, a review of the transactions and conditions of the Association during the period covered by the income statements then being furnished and that the review has not disclosed the existence of any Incipient Default or Event of Default or, if an Incipient Default or Event of Default exists, describing its nature.

SECTION 4.        ASSOCIATION BUSINESS COVENANTS

                  The Association covenants that on and after the date of this Agreement until the Notes are paid in full:

         4.1      Payment of Notes.

                  The Association shall duly and punctually pay, or cause to be paid, the principal of and interest on the Notes at the times and places and in the manner provided in this Agreement and in the Notes. The Association shall take any and all action which may be necessary to enable it lawfully to pay the principal of and interest on the Notes when the same shall become due, whether at maturity or upon declaration as authorized by the Agreement.

         4.2      Dividends and Certain Other Payments.

                  The Association shall not pay any dividends which would be in violation of applicable regulatory limitations imposed by the FHLBB or the FSLIC.

         4.3      Transactions with Affiliates.

                  The Association shall not pay, directly or indirectly, any funds to or for the account of, make any investment in, enter into any transaction including, without limitation, the purchase, sale or exchange of Property or the rendering of any service, or effect any transaction in connection with any joint enterprise or other joint arrangement (collectively and without differentiation "Covered Transactions") with, any Affiliate if the effectuation of such Covered Transactions would result in a violation of applicable regulatory limitations imposed by the FHLBB or the FSLIC.

         4.4      Maintenance of Regulatory Capital.

                  As long as any of the Notes is outstanding, the Association will maintain regulatory capital in an amount sufficient to prevent violation of the applicable regulatory capital requirements.

         4.5      Maintenance of Books and Records.

                  The Association will keep proper books of record and account in which full and materially correct entries will be made of all its business transactions, and will reflect in its financial statements adequate accruals and appropriations to reserves. The Association shall cause its books of record and account to be examined by one or more firms of independent public accountants not less frequently than annually and shall not make any change in the accounting principles applied to its financial statements not concurred in by such firm or firms. The Association shall prepare its financial statements in accordance with generally accepted accounting principles consistently applied.

         4.6      Conduct of Business.

                  The Association shall comply with all statutes, laws, ordinances, or government rules and regulations to which it is subject where the failure to so comply would adversely affect, or so far as the Association can at the time foresee is reasonably likely to adversely affect, in any material respect the business, earnings, Properties or financial condition of the Association.

         4.7      Taxes and Claims.

                  The Association shall pay prior to delinquency:

                           (1) all taxes, assessments and governmental charges
                  or levies imposed upon it or its Property, and

                           (2) all claims or demands of materialmen,
                  mechanics, carriers, warehousemen, landlords and other like Persons which, if unpaid, might result in the creation of a lien upon its Property which would have a material adverse effect upon the business and affairs of the Association.

provided that items of the foregoing description need not be paid while being contested in good faith by appropriate proceedings, and provided further, that adequate book reserves have been established with respect thereto.

         4.8      Consolidation and Merger.

                  The Association may, without the consent of the Holders of the Notes, consolidate with or merge into any other person, or convey, transfer or lease its properties and assets substantially as an entirety to any person, provided that in any such case (i) the successor person shall be a domestic corporation, association, partnership or trust and such corporation, association, partnership or trust shall assume the Association's obligations and (ii) immediately after giving effect to such transaction, no default hereunder shall have occurred and be continuing. For purposes of this Section 4.8, if the Association is a party to a merger, consolidation or other acquisition and in connection therewith, either (i) assumes certain outstanding Indebtedness of another party to such merger, consolidation or other acquisition that is by its terms subordinated in right of payment to the Senior Liabilities but which is senior in payment to the Notes (whether at maturity or through the operation of sinking fund or redemption (regardless of whether mandatory or at the option of the Association or the Holders thereof) provisions) to be made prior to the Maturity Date or (ii) incurs or suffers or permits to exist the same, such assumption, incurrence, sufferance or prohibitance shall not violate Section 2.4(a) or 4.10, hereof, or constitute a default or event of default.

         4.9 Continued Existence; Maintenance of Status as an "Insured Institution."

                  The Association will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence; provided, however, that nothing in this Section 4.9 shall prevent any consolidation, merger or conversion of the Association as permitted under
Section 4.8. The Association will maintain its status as an "insured institution," as defined in 12 U.S.C. [section] 1813(h) or 12 U.S.C. [section] 1724(a), or a similar status under any similar federal law hereinafter enacted, and do all things necessary to ensure that savings accounts of the Association are insured by the FSLIC or the FDIC up to the maximum amount permitted by the National Housing Act and regulations thereunder or the Federal Deposit Insurance Corporation Act and any regulations thereunder (or any successor legislation).

         4.10     Limitation on Other Subordinated Indebtedness.

                  Subject to Section 4.8, the Association shall not incur or suffer or permit to exist any Indebtedness that is by its terms subordinated in right of payment to Senior Indebtedness and senior in right of payment to the Notes, as provided in Section 2.4(a).

SECTION 5.        DEFAULT

         5.1      Event of Default.

                  An "Event of Default" shall exist if any of the following occurs and is continuing:

                  (a) Principal Payments -- failure to pay principal on any Note on or before the date the payment is due, whether or not such payment is prohibited by Section 2.4;

                  (b) Interest -- failure to pay interest on any Note on or before the date the payment is due which continues for 10 Domestic Business Days, whether or not such payment is prohibited by Section 2.4;

                  (c) Breach of Covenants -- default in the performance, or breach of any covenant contained in Section 4 or breach of any other agreement, covenant, representation, warranty, term or condition made hereunder or required to be observed or performed under this Agreement, which continues for 60 days after written notice thereof is given to the Association by the holders of a majority in outstanding principal amount of the Notes;

                  (d) Default on Indebtedness or Other Security -- failure by the Association or Significant Subsidiary to make one or more payments of principal due (after the expiration of any grace period) on aggregate Indebtedness exceeding $15,000,000 if such Indebtedness is not discharged within 60 days after written notice thereof; or any event shall occur or any condition shall exist, the effect of which event or condition is to cause (after the expiration of any grace period) more than $15,000,000 of aggregate Indebtedness or other Securities of the Association or Significant Subsidiary to become due before its (or their) stated maturity or before its (or their) regularly scheduled dates of payment if such acceleration is not annulled or rescinded within 60 days after written notice thereof;

                  (e) Involuntary Bankruptcy Proceedings, Etc. -- a custodian, receiver, liquidator or trustee of the Association, or of any of its Property, is appointed or takes possession and such appointment or possession remains in effect for more than 60 days; or the Association generally fails to pay its debts as they become due; or the Association is adjudicated bankrupt or insolvent; or an order for relief is entered under the Federal Bankruptcy Code against the Association or any Significant Subsidiary; or any of its Property is sequestered by court order and the order remains in effect for more than 60 days; or a petition is filed against the Association under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or subsequently in effect, and is not dismissed within 60 days after filing; or any governmental agency or any court of competent jurisdiction at the insistence of any governmental agency shall assume custody or control of the whole or any substantial portion of the Properties of the Association;

                  (f) Voluntary Bankruptcy Proceedings, Etc. -- the Association files a petition in voluntary bankruptcy or seeks relief under any provision of any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or subsequently in effect; or consents to the filing of any petition against it under any such law; or consents to the appointment of or taking possession by a custodian, receiver, trustee or liquidator of the Association, or of all or any part of its Property, or makes an assignment for the benefit of its creditors.

         5.2      Default Remedies.

                  (a) Acceleration -- If an Event of Default described in
Section 5.1 exists, the holder or holders of not less than 25% in aggregate outstanding principal amount of the Notes (exclusive of any Notes owned by the Association, and its Affiliates) may, at its or their option, exercise any right, power or remedy permitted by law, including the right, by notice to the Association, to declare all the outstanding Notes, to be immediately due and payable; provided, however, that no outstanding principal of the Notes may be declared immediately due and payable without the specific prior approval of the FSLIC if, after giving effect thereto, the Association would not meet its regulatory capital requirements pursuant to FHLBB Regulation 553.13 (12 C.F.R.
Section 553.13) or any comparable statute or regulation that is a successor thereto and provided, further, that the foregoing restriction shall not apply to the repayment of the Notes due at the Maturity Date. Upon each declaration, the principal of the Note declared due shall become immediately due and payable, together with all accrued interest, and the Association will immediately make payment, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived.

                  No course of dealing or delay or failure to exercise any right on the part of any Holder shall operate as a waiver of such right or otherwise prejudice such Holder's rights, powers or remedies. The Association will pay or reimburse the Holders for all costs and expenses (including reasonable attorneys' fees) incurred by them after notice to the Association in collecting any sums due on such Note or Notes or in otherwise enforcing any of their rights, whether by judicial proceedings or otherwise; provided, however, that upon and after the occurrence of an Event of Default hereunder, the Association shall pay the reasonable fees and disbursements of each Holder's counsel incurred by such Holder in its dealings with the Association after the occurrence of such Event of Default, including without limitation those reasonable fees and disbursements of Holder's counsel in any action or participation in, or in connection with, a case or proceeding under Chapter 7 or 11 of the Bankruptcy Code, or any successor statute thereto or in any liquidation or sale of assets proceeding brought by the FSLIC or the FDIC with respect to the Association; and provided, further, that such claim of the Holders under this Section 5.2 shall be made in writing within 120 days after the date of the final expense incurred or charged for any particular matter. The obligations of the Association under this Section 5.2 shall survive payment and cancellation of the Notes.

                  (b) Annulment of Acceleration -- In the event of each declaration pursuant to Section 5.2(a), the Holder or Holders of at least 66-2/3% of the aggregate outstanding principal amount of the Notes (exclusive of any Notes owned by the Association, Significant Subsidiaries and/or its and their Affiliates) may annul such declaration and its consequences if no judgment or decree has been entered for the payment of any amount due pursuant to such declaration and if all sums payable under the Notes and under this Agreement (except any principal or interest on the Notes which has become payable solely by reason of such declaration) shall have been duly paid.

         5.3      No Waiver.

                  No delay or omission of the Holders to exercise any right or power accruing upon any Event of Default shall impair any such right or power, or shall be construed to be a waiver of any such default or an acquiescence therein; and, every power and remedy given by this Section 5 or by law to the Holders may be exercised from time to time, and as often as shall be deemed expedient.

SECTION 6.        INTERPRETATION OF THIS AGREEMENT

         6.1      Terms Defined.

                  As used in this Agreement, the following terms have the respective meaning, set forth below or in the Section indicated:

                  Affiliate -- a Person which controls, or is controlled by, or is under common control with, the Association. For purposes of this Agreement, a Person shall be deemed to have control of (i) an insured institution, (including the Association), if such Person directly or indirectly or acting in concert with one or more Persons or through one or more Subsidiaries, owns, controls, or holds the power to vote, or holds proxies representing, more than 25 percent of the voting shares of such institution, or controls in any manner the election of a majority of the directors of such institution; (ii) any other Person if the Person directly or indirectly or acting in concert with one or more Persons or through one or more Subsidiaries, owns, controls, or holds the power to vote, or holds proxies representing, more than 25 percent of the voting shares or rights of such other Person, or controls in any manner the election or appointment of a majority of the directors or trustees of such other Person, or is a general partner in or has contributed more than 25 percent of the capital of such other Person; (iii) a trust if the Person is a trustee thereof; or (iv) any other Person if the FSLIC determines that the Person directly or indirectly exercises a controlling influence over the management or policies of such other Person.

                  Agreement -- this Note Agreement dated December 12, 1988 between the Association and you, as amended or modified from time to time.

                  Associate -- shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, as in effect on the date hereof.

                  Capital Debt -- shall mean all Indebtedness of the Association which either (i) complied upon original issuance with applicable state and federal requirements for financial institution capital notes or debentures, or (ii) by express provision in the instrument creating or evidencing such Indebtedness ranks on a parity with or junior to the Notes and not prior to the Notes in right of payment; provided, however, that the act of according to any Indebtedness of the Association otherwise ranking on a parity with or junior to the Notes, any security by way of Lien of or on Property shall not be deemed to prevent such Indebtedness from constituting Indebtedness ranking on a parity with or junior to the Notes.

                  Closing Date -- shall have the meaning given it in Section
1.2.

                  Code -- shall mean the Internal Revenue Code of 1986, as such may be amended from time to time.

                  Domestic Business Day -- shall mean a day on which each of you are open, at your respective addresses specified herein or in connection herewith, and in

Los Angeles, California, for the purpose of conducting a commercial banking business.

                  Event of Default -- shall have the meaning given it in
Section 5.1.

                  FDIC -- shall mean the Federal Deposit Insurance
Corporation.

                  FHLBB -- shall mean the Federal Home Loan Bank Board.

                  FSLIC -- shall mean the Federal Savings and Loan Insurance Corporation.

                  Holder -- shall mean any purchaser of a Note hereunder, and any transferee or assignee thereof.

                  Incipient Default -- any event, which, with the giving of notice, or the passage of time, or both, would become an Event of Default.

                  Indebtedness -- of any Person, or the Association, shall mean all items of indebtedness which, in accordance with generally accepted accounting principles, would be included in determining liabilities as shown on the liability side of a balance sheet of such Person, or the Association, as of the date as of which indebtedness is to be determined and shall also include all indebtedness and liabilities of others assumed or guaranteed by such Person, or the Association, or in respect of which such Person or the Association is secondarily or contingently liable (other than by endorsement of instruments in the course of collection) whether by reason of any agreement to acquire such indebtedness or to supply or advance sums or otherwise.

                  Lien -- any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether the interest is based on common law, statute or contract (including the security interest lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes). The term "Lien" shall not include minor reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions and other minor title exceptions affecting Property; provided that they do not constitute security for a monetary obligation.

                  Maturity Date -- shall mean the maturity date set forth in
Section 1.1 herein; provided, that if such day is not a Domestic Business Day, then the Maturity Date shall be the next preceding Domestic Business Day.

                  Notes -- shall have the meaning given it in Section 1.1.

                  Person -- an individual, partnership, corporation, trust or unincorporated organization, and a government or a governmental agency or political subdivision.

                  Property -- any interest in or any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

                  Regulatory Requirement -- shall mean any of the following: any change in, or enactment of, any applicable (i) law or governmental regulation, or (ii) governmental requirement, rule, mandatory guideline or order, or (iii) governmental or judicial interpretation of any of the foregoing.

                  Security -- shall have the same meaning as in Section 2(1) of the Securities Act of 1933, as amended.

                  Senior Creditors -- shall mean, with respect to the Association, all Persons to whom Senior Liabilities are owed.

                  Senior Liabilities -- shall mean, with respect to the Association, all Indebtedness of the Association (including, without limitation, deposits) other than Indebtedness evidenced by the Notes and by all other Capital Debt except Indebtedness junior to Capital Debt.

                  Significant Subsidiary -- shall mean a Subsidiary, including its subsidiaries, which meets any of the following conditions: (i) the Association's and its other Subsidiaries' investments in and advances to the Subsidiary exceed 10 percent of the total assets of the Association and its Subsidiaries consolidated as of the end of the most recently completed fiscal year; or (ii) the Association's and its other Subsidiaries' proportionate share of the total assets (after intercompany eliminations) of the Subsidiary exceeds 10 percent of the total assets of the Association and its Subsidiaries consolidated as of the end of the most recently completed fiscal year; or
(iii) the Association's and its other equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principles of the Subsidiary exceeds 10 percent of such income of the

Association and its Subsidiaries consolidated for the most recently completed year.

                  Subsidiary -- a corporation in which the Association owns, directly or indirectly, sufficient Voting Stock to enable it ordinarily, in the absence of contingencies, to elect a majority of the corporate directors (or Persons performing similar functions).

                  Taxes -- shall mean taxes, levies, imposts, duties or other charges of whatsoever nature imposed by any government or any political subdivision or taxing authority thereof, other than any such charges on or measured by the net income, net worth of shareholders, or capital of a Holder pursuant to the income tax laws of the jurisdiction where such Holder's principal or lending office is located.

                  Voting Stock -- Securities, the holders of which are ordinarily, in the absence of contingencies, entitled to elect the corporate directors (or Persons performing similar functions).

         6.2      Accounting Principles.

                  The character or amount of any asset or liability or item of income or expense required to be determined under this Agreement and each consolidation or other accounting computation required to be made under this Agreement, shall be determined or made in accordance with generally accepted accounting principles at the time in effect, to the extent applicable [except where such principles are inconsistent with the requirements of this Agreement].

         6.3      Directly or Indirectly.

                  Where any provision in this Agreement refers to any action which any Person is prohibited from taking, the provision shall be applicable whether the action is taken directly or indirectly by such Person, including actions taken by, or on behalf of, any partnership in which such Person is a general partner and all liabilities of such partnerships shall be considered liabilities of such Person under this Agreement.

         6.4      Governing Law.

                  This Agreement and the Notes shall be governed by and construed in accordance with California law and applicable federal law.

SECTION 7.        PURCHASER'S SPECIAL RIGHTS

         7.1      Transfer of Notes.

                  In the event of a transfer of a Holder's Notes (a) a notation will be made thereon by the transferor of all principal, if any, paid on its Notes, and the date to which interest has been paid, and (b) notice will be given to the Association of the name and address of the transferee of the transferred Notes. The Association shall be entitled to presume conclusively that the requesting Holder remains the holder of the Notes until
(a) the Association receives notice given in accordance with Section 9.1, below of transfer and of the name and address of the transferee, or (b) such Notes are presented to the Association as evidence of the transfer. Ten (10) Domestic Business Days' notice shall be required for any change in the payment instructions for any Holder. No transfer shall be made unless such transfer is exempted from or otherwise made by transferee in compliance with all applicable federal and state securities laws. The Association shall be under no obligation to register or qualify the Notes under any such federal or state securities laws.

         7.2      Issuance Taxes.

                  The Association will pay all Taxes in connection with the issuance and original sale of the Notes and in connection with any modification of the Notes and will save and hold you harmless against any and all costs, expenses and liabilities relating to such Taxes. You represent that you currently have no actual knowledge of any Taxes that might be imposed pursuant to this Section 7.2.

         7.3      Exchange of Notes

                  Upon surrender of any Note to the Association, the Association, upon request, will execute and deliver at its expense (except as provided below), new Notes, in denominations of at least $5,000,000 in an aggregate principal amount equal to the outstanding principal amount of the surrendered Note. Each new Note shall be payable to any Person as the surrendering Holder may request subject to the restrictions herein. Each new Note shall be dated and bear interest from the date to which interest has been paid on the surrendered Note or dated the date of the surrendered Note if no interest has been paid thereon. The Association may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any transfer.

         7.4      Replacement of Notes.

                  Upon receipt by the Association of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note and

                  (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the Holder is an institution with a net worth of not less than $200,000,000 and a rating of or at least AA- (from Standard & Poor's) or AA3 (from Moody's Investors Service), its own agreement of indemnity shall be deemed to be satisfactory), or

                  (b) in the case of mutilation, upon surrender and cancellation of the Note.

the Association at its expense will execute and deliver a new Note, dated and bearing interest from the date to which interest has been paid on the lost, stolen, destroyed or mutilated Note or dated the date of the lost, stolen, destroyed or mutilated Note if no interest has been paid thereon.

SECTION 8.        MISCELLANEOUS

         8.1      Notices.

                  (a) Except as otherwise expressly set forth herein, all notices and other communications under this Agreement or under the Notes will be in writing and will be mailed by first class mail, postage prepaid:

                           (1)      if to you, to the Treasurer and Tax
                                    Collector/Public Finance at the address
                                    shown at the beginning of this Agreement or in any other manner as you may have most recently advised the Association in writing, or

                           (2)      if to the Association, to the Chief
                                    Financial Officer at the address shown at the beginning of this Agreement, or at any other address as it may have most recently furnished in writing to you and to all other holders of the Notes, and also to the General Counsel at the same address.

                  (b) Any notice so addressed and mailed by registered or certified mail shall be deemed to be given when so mailed.

         8.2      Reproduction of Documents.

                  This Agreement and all related documents, including (a) consents, waivers and modifications which may subsequently be executed, (b) documents received by you at the closing of your purchase of the Notes (except the Notes themselves), and (c) financial statements, certificates and other information previously or subsequently furnished to you, may be reproduced by you by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process and you may destroy any original document so reproduced. The Association agrees and stipulates that any such reproduction shall, to the extent permitted by applicable law, be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not the reproduction was made by you in the regular course of business) and that any enlargement, facsimile or further reproduction of the reproduction shall likewise be admissible in evidence. Notwithstanding the above, each Holder agrees to hold any and all non-public information which it may receive from or on behalf of the Association in confidence, to set up reasonable procedures for the maintenance of such confidential treatment and not to disclose the same, except on a need-to-know basis to its employees and agents.

         8.3      Purchase for Investment.

                  You represent to the Association that you are an "Accredited Investor" under Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the "Act"), and are purchasing the Notes for your own account for investment and with no present intention of distributing or reselling any of the Notes or any interest thereon, but without prejudice to your right at all times to sell or otherwise dispose of all or part of the Notes; provided, that you agree not to sell the Notes or any interest thereon except in a transaction that would be exempt under the Act were the Notes not exempt thereunder.

         8.4      Successors and Assigns.

                  This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties; provided, that your obligation to purchase the Notes (as provided in Section 1.2) shall be a right which is personal to the Association and such right shall not be transferable or assignable by the Association to any other Person (including successors at law) whether voluntarily or involuntarily and; provided further, that, except as otherwise expressly provided herein, the Association may not assign its rights or delegate its duties hereunder or under the Notes, whether by operation of law or otherwise, without the prior written consent of each of the Holders. The provisions of this Agreement are intended to be for the benefit of all Holders, and shall be enforceable by any Holder, whether or not an express assignment of rights under this Agreement has been made by you or your successors or assigns.

         8.5      Amendment and Waiver; Acquisition of Notes.

                  Amendment and Waiver. This Agreement may be amended, and the observance of any term of this Agreement may be waived, with (and only with) the written consent of the Association and the Holders of at least 66-2/3% of the aggregate outstanding principal amount of the Notes (exclusive of any Notes then owned by the Association, Significant Subsidiaries and/or its and their Affiliates); provided that no amendment or waiver of any of the provisions of Sections 1, and 7 shall be effective as to any Holder unless consented to by such Holder in writing and; provided further, that no amendment or waiver shall, without the written consent of the Holders of all of the outstanding Notes, (1) subject to Section 5.2(b), change the amount or time of any prepayment, payment of principal or the rate or time of payment of interest, (2) amend Section 5, or (3) amend this Section 8.5(a). Executed or complete and correct copies of any amendment or waiver effected pursuant to the provisions of this Section 8.5(a) shall be delivered by the Association to each Holder promptly following the date on which the same shall become effective.

         8.6      Agreement Controls.

                  To the extent that the terms, provisions or contents of any other document of any kind whatsoever given in connection with this Agreement conflict with the terms of this Agreement (except the Notes, which shall control in the event of any conflict with the terms hereof), the contents of this Agreement shall govern and control.

         8.7      Duplicate Originals.

                  Two or more duplicate originals of this Agreement may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument.

         8.8      Withholding Taxes.

                  Upon the date of the Association's issuance or transfer of the Notes, and from time to time thereafter if requested by the Association, any Holder organized under the laws of a jurisdiction outside of the United States shall provide the Association with the forms prescribed by the Internal Revenue Service to qualify all payments to be made to such Holder for exemption from United States withholding taxes or for withholding at a reduced rate under an applicable tax treaty. Unless the Association shall have received forms or other documents reasonably satisfactory to it indicating that payments hereunder are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Association shall withhold taxes from such payments at the applicable statutory rate in case of payments to any Holder organized under the laws of a jurisdiction outside the United States.

         8.9      No Representation or Warranty.

                  No Holder makes to any other Holder any representation or any warranty, express or implied, or assumes any responsibility with respect to this Agreement or the Notes or the execution, construction or enforceability of this Agreement, the Notes or any instrument or agreement executed by the Association or any other Person in connection herewith or therewith.

         8.10     Credit Decision.

                  Each Holder acknowledges that it has, independently of and without reliance upon any other Holder or any information provided by any other Holder and based on the financial statements of the Association and such other document, and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Holder also acknowledges that it will, independent of and without reliance upon any other Holder and based on such documents and information as it shall deem appropriate at that time, continue to make its own credit decisions in taking or not taking action under this Agreement and the Notes and any other documents relating hereto or thereto.

         8.11     Association's Lien or Setoff.

                  Each Holder that is a depository institution hereby waives any right of setoff and/or banker's lien that it might otherwise have against any funds of the Association held on deposit in the Holder.

                  If this Agreement is satisfactory to you, please so indicate by signing the acceptance at the foot of a counterpart of this Agreement and return a counterpart to the Association, whereupon this Agreement will become binding between us in accordance with its terms on and as of the date first above written.

                                     Very truly yours,

                                     CALIFORNIA FEDERAL SAVINGS AND LOAN
                                     ASSOCIATION, a federally-chartered
                                     savings and loan association



                                     By: /s/ Jerry St. Dennis
                                        --------------------------------
                                        Jerry St. Dennis
                                        Executive Vice President



                                     By: /s/ Douglas J. Wallis
                                        --------------------------------
                                        Douglas J. Wallis
                                        Assistant Secretary



Accepted:


By:______________________

   Title:

                                                               Attachment A



THIS SECURITY IS NOT A SAVINGS ACCOUNT OR DEPOSIT AND IT IS NOT INSURED BY THE FEDERAL SAVINGS AND LOAN INSURANCE CORPORATION.

THIS SECURITY IS NOT ELIGIBLE FOR PURCHASE BY ANY INSTITUTION WHOSE ACCOUNTS ARE INSURED BY THE FEDERAL SAVINGS AND LOAN INSURANCE CORPORATION OR A CORPORATE AFFILIATE THEREOF, EXCEPT THAT THIS SECURITY MAY BE PURCHASED BY A CORPORATE AFFILIATE OF THE ISSUER OR BY ANY DIVERSIFIED SAVINGS AND LOAN HOLDING COMPANY AND ANY NON-INSURED INSTITUTION SUBSIDIARY THEREOF. BY ACCEPTING THIS SECURITY, THE HOLDER REPRESENTS THAT IT IS NOT, AND IF THE BENEFICIAL OWNER IS NOT THE REGISTERED HOLDER, THAT THE BENEFICIAL OWNER IS NOT, SUCH AN INSURED INSTITUTION OR CORPORATE AFFILIATE THEREOF (EXCEPT AS PROVIDED IN THE PRECEDING SENTENCE).



             California Federal Savings and Loan Association

          10.668% Senior Subordinated Note due December 22, 1998


No. ______________                                     _________________

$_________________                                     December __, 1988


                  California Federal Savings and Loan Association, a federally chartered savings and loan association (the "Association"), for value received, hereby promises to pay to ____________________, a __________________
("Holder"), or registered assigns the principal sum of _____ Million Dollars ($__,000,000) on December 22, 1998, or if such day is not a Domestic Business Day, then on the next preceding Domestic Business Day, and to pay interest on the unpaid principal amount hereof, from the date hereof until the principal amount hereof is paid in full, at the rate of 10.668 percent (10.668%) per annum, payable semiannually in arrears on each June 22 and December 22 (or, if any such day is not a Domestic Business Day, on the next succeeding Domestic Business Day unless such succeeding Domestic Business Day falls in a different calendar month, in which case on the immediately preceding Domestic Business
Day), commencing on June 22, 1989, and at maturity (whether by acceleration or otherwise), computed on the basis of, a 360-day year consisting of twelve (12) months of thirty

(30) days each; and to pay on demand interest on any unpaid overdue amount at the rate of one percent higher than the rate per annum set forth above.

                  Payments of principal and interest shall be made in such coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts by check mailed and addressed to the registered holder hereof at the address shown in the register maintained by the Association for such purpose.

                  This Note is one of an issuance of Notes of the Association issued in an aggregate principal amount limited to $50,000,000 pursuant to the Association's Note Agreement with the Holder of notes dated December 12, 1988, as the same may be amended, modified, or supplemented from time to time (the "Agreement"), and is entitled to the benefits thereof. All capitalized terms not defined herein shall have the meaning set forth in the Agreement. The Association agrees to make required payments on account of said Notes in accordance with the provisions for acceleration of the maturity hereof upon the happening of certain stated events. The Association hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. The Association promises to pay costs of collection and reasonable attorneys' fees if default is made in the payment of this Note, or in the terms and provisions of the Agreement, as provided more fully therein. The right to plead any and all statutes of limitation as a defense to this Note or to any agreement to pay the same, is hereby expressly waived by the undersigned to the fullest extent permitted by law. The Association may not make any prepayments of principal on this Note.

         Subject to the provisions of Section 2.4 and 5.2 of the Agreement, and of FHLBB Regulation 563.8-1 (12 C.F.R. Section 563.8-1), should an event of default occur in the terms and provisions of this Note or upon the occurrence of an Event of Default under the Agreement, the entire amount of principal hereunder may become and be immediately due and payable upon declaration thereof by holders of at least 25% in the aggregate outstanding principal amount of the Notes without diligence, demand, presentment, protest or notice of any kind whatsoever.

                  This Note is not secured by the assets of the Association, or any of its affiliates or subsidiaries, and is not eligible as collateral for any loan by the Association.

                  Notwithstanding anything to the contrary in this Note (or in any related document):

                           (a) If the FSLIC shall be appointed receiver for
                  the Association and in its capacity as such shall cause the Association to merge with or into another insured institution, or in such capacity shall sell or otherwise convey part or all of the assets of the Association to another insured institution or shall arrange for the assumption of less than all of the liabilities of the Association by one or more other insured institutions, the FSLIC shall have no obligation, either in its capacity as receiver or in its corporate capacity, to contract for or to otherwise arrange for the assumption of the obligation represented by this Note in whole or in part by any insured institution or institutions which results from any such merger or which has purchased or otherwise acquired from the FSLIC as receiver for the Association, any of the assets of the Association, or which, pursuant to any arrangement with the FSLIC, has assumed less than all of the liabilities of the Association. To the extent that obligations represented by this Note have not been assumed in full by an insured institution with or into which the Association may have been merged, as described in this subparagraph (a), and/or by one or more insured institutions which have succeeded to all or a portion of the assets of the Association, or which have been assumed a portion but not all of the liabilities of the Association as a result of one or more transactions entered into by the FSLIC as receiver for the Association, then the holder of this Note shall be entitled to payments hereon in accordance with the procedures and priorities set forth in the FHLBB's regulations as they may be applicable to the receivership of the Association or as they may be set forth in orders of the FHLBB relating to such receivership.

                           (b) In the event that the obligation represented by
                  this Note is assumed in full by another insured institution, which shall succeed by merger or otherwise to substantially all of the assets and the business of the Association, or which shall by arrangement with the FSLIC assume all or a portion of the liabilities of the Association, and payment or provision for payment shall have been made in respect of all matured installments of interest upon the Notes together with all matured installments of principal on the Notes which shall have become due otherwise than by acceleration, then any default caused by the appointment of a receiver for the Association shall be deemed to have been cured, and any declaration consequent upon such default declaring the principal and interest on this Note to be immediately due and payable shall be deemed to have been rescinded.

                           (c) This Note is not eligible to be purchased or
                  held by any FSLIC-insured institution or corporate affiliate thereof except that this Note may be purchased or held by a corporate affiliate of the Association or by a diversified savings and loan holding company and its non-insured institution subsidiaries. The Association may not recognize on its transfer books any transfer made to a FSLIC-insured institution or any corporate affiliate thereof (except as provided for in the preceding sentence) and will not be obligated to make any payments of principal or interest on this Note if the owner hereof is a FSLIC-insured institution or any corporate affiliate thereof (except as provided for in the preceding sentence).

                           (d) For the purpose of parts (a) and (b) of this
                  paragraph, the term "insured institution" means a depository institution the accounts of which are insured by the FSLIC, the FDIC or any federal or state agency which performs similar functions.

                           (e) For the purposes of this paragraph, the terms
                  "affiliate" and "subsidiary" shall have the meanings given to such terms in 12 C.F.R. [section][section] 561.25 and 561.36, respectively.

                  This Note is subordinate and junior in right of payment to the Association's obligations to its depositors and to the Association's obligations to its other Senior Creditors. This Note is also ineligible as collateral for a loan by the Association. In the event of liquidation of the Association, all such obligations (other than Capital Debt) shall be entitled to be paid in full with such interest as may be provided by law before any payment shall be made on account of the principal of or interest on this Note. After payment in full of all sums owing to such depositors and other Senior Creditors, the Holder shall be entitled to be paid from the remaining assets of the Association before any payment or other distribution, whether in cash, property or otherwise, shall be made on account of any shares of the Association.

                  If this Agreement is satisfactory to you, please so indicate by signing the acceptance at the foot of a counterpart of this Agreement and return a counterpart to the Association, whereupon this Agreement will become binding between us in accordance with its terms on and as of the date first above written.

                                     Very truly yours,

                                     CALIFORNIA FEDERAL SAVINGS AND LOAN
                                     ASSOCIATION, a federally-chartered
                                     savings and loan association



                                     By:________________________________
                                        Jerry St. Dennis
                                        Executive Vice President



                                     By:________________________________
                                        Douglas J. Wallis
                                        Assistant Secretary



Accepted: County of Los Angeles


By:______________________

   Title: Treasurer and Tax Collector

                                                   Attachment B




                                             __________________, 1988





(213) 229-7000
                                                               NMM


County of Los Angeles
Hall of Administration
500 West Temple Street, Room 432
Los Angeles, California  90012

                  Re:      California Federal Savings and Loan
                           Association - Senior Subordinated Notes
                           Due 1998
                           ---------------------------------------

Ladies and Gentlemen:

                  I am the General Counsel of California Federal Savings and Loan Association, a federally-chartered savings and loan association (the "Association"), and have served in such capacity in connection with the negotiation, execution and delivery by the Association of the Note Agreement dated as of December __, 1988 between the Association and the County of Los Angeles (the "Note Agreement") relating to the $50,000,000 principal amount of the Association's _____% Senior Subordinated Notes Due December __, 1998 (the "Notes"), which the Association proposes to issue.

                  I have examined and relied upon originals or copies of such communications or certifications of public officials and such other documents as I consider necessary for the purpose of rendering this opinion. In considering

County of Los Angeles
________________, 1988
Page 2



such documents, I have assumed the genuineness of all signatures thereon or on the originals thereof and the conformity to original documents of all copies or specimen documents and the due authority of all persons executing the same. I have also consulted with such officers, directors and representatives of the Association as I deemed relevant and necessary for the purposes of this opinion.

                  On the basis of and subject to the foregoing examination and on the basis of such other matters of fact and questions of law as I have deemed relevant under the circumstances, and in reliance thereon, and subject to the assumptions, qualifications, exceptions and limitations expressed herein, it is my opinion that:

                  1. The Association is a federally chartered savings and loan association, in good standing and duly qualified to do business in each jurisdiction where the failure to be so would have a material adverse effect upon the business of the Association.

                  2. The issuance of the Notes and the entering into of the Note Agreement have been duly authorized by all appropriate corporate action, and the Notes have been duly executed, authenticated and delivered in accordance with the Note Agreement. The Note Agreement and the Notes constitute valid and binding obligations of the Association enforceable in accordance with their terms.

                  I express no opinion herein as to the legality, validity, binding nature or enforceability (whether in accordance with their terms or otherwise) of: (i) provisions imposing penalties, forfeitures or increases in rates of interest upon delinquency in any payment or upon any breach or default under the documents referred to herein; and (ii) any rights of set-off.

                  I express no opinion as to the remedies available to the parties for non-material violations or breaches of the Note Agreement. I point out that a California court or a federal court sitting in California may not enforce the provisions of the Note Agreement designating governing law.

County of Los Angeles
________________, 1988
Page 3



                  Waivers of vaguely or broadly stated rights or future rights may be deemed unenforceable under applicable law, and provisions that rights or remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to or with any other right or remedy or that the election of some particular remedy or remedies does not preclude recourse to one or more other remedies may also be unenforceable.

                  I have assumed for purposes of this opinion that the rights and remedies set forth in the Note Agreement and/or the Notes will be exercised by the holders of the Notes in a commercially reasonable manner.

                  Enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and the rights of creditors of federally chartered savings and loan associations in particular, including, without limitation, the effects of statutory or other laws regarding preferential transfers, or by general equitable principles regardless of whether such enforceability is considered in a proceeding in equity or at law.

                  3. As of the date hereof, the Association has no outstanding indebtedness which is subordinate and junior in right of payment to the Association's obligations to its depositors and to all of the Association's other obligations to its "Senior Creditors" (as defined in the Note Agreement) and which is senior in right of payment to the Notes.

                  4. As a federally-chartered savings and loan association whose accounts are insured by the Federal Savings and Loan Insurance Corporation (the "FSLIC"), the Association does not come within the ambit of Title 11 of the United States Code (the "Bankruptcy Code"), since the Bankruptcy Code is by its terms inapplicable to such savings and loan associations.

                  Appointment of a receiver for the Association in the event of its insolvency would instead be governed by the provisions of federal law relating to federally-chartered associations and the FSLIC insurance of accounts. If a receiver is to be appointed for an

County of Los Angeles
________________, 1988
Page 4



insolvent federally-chartered FSLIC-insured association, pursuant to 12 U.S.C. Section 1729(b)(1) and 12 C.F.R. Section 547.6, the
FSLIC is to be so appointed as such receiver.

                  The Federal Home Loan Bank Board (the "Board") may appoint the FSLIC as sole receiver of the Association, if among other grounds, the Association is insolvent, its assets or earnings are substantially dissipated due to violations of law, rules or regulations or unsafe or unsound practices, it is in an unsafe or unsound condition to transact business or its membership in a federal home loan bank or its FSLIC insurance is terminated. 12 C.F.R. Sections 547.1, 547.2, 547.3.

                  Pursuant to 12 C.F.R. Section 549.3, a receiver may exercise all the powers of conservator of a federally-chartered association plus a wide range of powers with a view to the liquidation of the association.

                  A conservator is given all the rights and powers of the association, including the power to do all things desirable or expedient to carry on the association's business and to preserve and conserve its assets and properties. 12 C.F.R. Section 548.2.

                  The authority of the FSLIC upon its appointment as receiver is set forth in 12 U.S.C. Section 1729(b)(1). In addition, the FSLIC may carry on the business of and collect all obligations to the insured institution, settle, compromise or release claims in favor of or against the insured institution, and do all other things that may be necessary in connection therewith, subject only to the regulation of the court or other public authority having jurisdiction over the matter. 12 U.S.C. Section 1729(d).

                  Board regulations which govern the conduct of the FSLIC as receiver for a federally-chartered association establish a system for the notification of creditors and allowance of creditors' claims. 12 C.F.R.
Section 549.4. Such regulations provide that:

                  (c) Upon expiration of the specified time for presenting claims, the receiver shall cause to be

County of Los Angeles
________________, 1988
Page 5



         filed with the Board a complete list of claims presented, indicating the character of each claim and whether allowed by the receiver. At such other date(s) as the Board may order or the receiver may determine, a list of claims presented before that date shall be filed with the Board.

                  (d) Creditor claims which were allowed by the receiver or approved by the Board shall be paid by the receiver, from time to time, to the extent funds are available, in such manner and amounts as the Board may direct.

12 C.F.R. Section 549.4(c), (d).

                  This opinion is limited to the present laws of the State of California and the federal laws of the United States of America, to present judicial interpretations thereof and to the facts as they presently exist or are contemplated by the Notes and the Note Agreement. In rendering this opinion, I assume no obligation to revise or supplement this opinion should the present laws of the jurisdictions mentioned herein be changed by legislative action, judicial decision or otherwise. This opinion is rendered as of the date hereof, and I express no opinion as to, and disclaim any undertaking or obligation to update this opinion in respect of, changes of circumstances or events which occur subsequent to this date.

                  This opinion is furnished to you solely in connection with your purchasing the Notes and may not be relied upon by any other person or by you in any other context. This opinion may not in whole or in part be circulated, quoted or referred to nor may copies of it be delivered to any other person without my prior written consent.

                                        Very truly yours,


                                        General Counsel
                                        California Federal Savings
                                          and Loan Association

THE FIRST BOSTON CORPORATION                             December 1, 1988
LOS ANGELES


               CALIFORNIA FEDERAL SAVINGS AND LOAN ASSOCIATION
                Private Placement of Senior Subordinated Notes

                    SUMMARY OF TERMS FOR DISCUSSION ONLY
                    ------------------------------------
              (Not Reviewed by Counsel for Issuer or Purchaser)

Issuer:                    California Federal Savings and Loan Association
                           (the "Association")

Securities Offered:        Senior Subordinated Notes

Principal Amount:          $50 Million

Expected Ratings:          Baa3/BBB-

Maturity:                  10 Years

Redemption at Option
  of Issuer:               None

Spread to Treasury:        +160 basis points

Offering Price:            100.00%    10.668% payable 6/22
                                                     12/22

Placement Agent's Fee:     .675% x $50 million     30/360 basis

Expenses:                  The Association will be responsible for all expenses
                           associated with the placement of the Notes, including the fees of its own counsel, Purchaser's counsel, and out-of-pocket expenses of the Placement Agent. Fees for Purchaser's counsel and
                           Placement Agent's out-of-pocket expenses are not to exceed $25,000.

Net Proceeds(1):           99.325%

All-In-Cost(2):            +171 basis points

Subordination:             The Notes will be subordinated to all present and
                           future Senior Indebtedness, including deposits. The
                           Notes do not limit the creation of additional liabilities, including Senior Indebtedness, except that the Association may not create liabilities that are both junior to Senior Indebtedness and senior in right of payment to the Notes. No payments on the Notes may be made if there shall have occurred and be continuing a default in any payment with respect to Senior Indebtedness, or an event of default with respect to any Senior Indebtedness permitting the holders thereof to accelerate the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default.



-----------------------------

(1) Before expenses.

                                                                   Page Two


Events of Default:         The following will constitute Events of Default:
                           (a) failure to pay principal of or premium, if any, on any Note when due, whether or not such payment is prohibited by the subordination provisions of the Note; (b) failure to pay any interest on any Note when due, continued for 30 days, whether or not such payment is prohibited by the subordination provisions of the Note; (c) failure to perform any other covenant of the Association as provided for in the Note Agreement, continued for 60 days after written notice from a majority of holders;
                           (d) failure to pay when due the principal of, or acceleration of, any indebtedness for money borrowed by the Association or any Significant Subsidiary
                           (exceeding $15,000,000 in the aggregate), if such indebtedness is not discharged, or such acceleration is not annulled or rescinded, within 60 days after written notice; and (e) certain events in bankruptcy, insolvency or reorganization.

Restrictions on
  Acceleration:            Holders of at least 25% in principal amount of the
                           Notes may declare the principal due and payable upon the occurrence of an Event of Default. No payment of principal may be accelerated without prior approval of the FSLIC if, after giving effect thereto, the Association would not meet its regulatory capital requirement. This restriction does not apply to the repayment of the Notes at maturity.

Limitations in Event
  of Receivership:         If the FSLIC were appointed receiver for the
                           Association, (i) the rights of holders could be eliminated or modified, and (ii) if the FSLIC arranged for a supervisory acquisition of the Association by another institution, the FSLIC would have no obligation to arrange for the assumption of the Notes.

Merger and Consolidation:  The Association may, without the consent of the holders of Notes, consolidate with or merge into any other person, or convey, transfer or lease its properties and assets substantially as an entirety to any person, provided that in any such case
                           (i) the successor person shall be a domestic corporation, association, partnership or trust shall assume the Association's obligations and
                           (ii) immediately after giving effect to such transaction, no default shall have occurred and be continuing.

                                                                  Page Three


Restriction on Purchases:  The Notes may not be purchased or held by any FSLIC
			   insured institution.

Restrictions on Resale:    The Notes will not be registered under the
                           Securities Act of 1933, or with the Federal Home
                           Loan Bank Board or the Federal Savings and Loan
                           Insurance Corporation or with any other governmental agency, or under any state securities or "Blue Sky" laws in reliance upon an exemption from such laws.
                           The Issuer has not agreed to provide registration rights to any purchaser of the Notes and will not otherwise register the Notes. No resales of Notes may be made, except pursuant to an applicable exemption under the Securities Act and FHLBB regulations and in compliance with any applicable state securities or "Blue Sky" laws. Counsel should be consulted as to the applicable requirements in connection with any transfer of the Notes.

Use of Proceeds:           The Association will use the net proceeds for
                           general corporate purposes.